UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 20, 2015

EnSync, Inc.
      (Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 20, 2015, the board of directors of EnSync, Inc. (the “Company”) appointed James F. Schott as Chief Financial Officer of the Company.  In his role as Chief Financial Officer, Mr. Schott will succeed Dilek Wagner, the Company’s Vice President of Finance, as principal financial officer.

Prior to joining the Company, Mr. Schott, age 58, was Senior Vice President and Chief Financial Officer of Integrys Energy Group (NYSE: TEG) (“Integrys”) from January 2013 to June 2015, when Integrys was acquired by Wisconsin Energy Corporation.  Integrys was a Fortune 500 company with regulated utility operations in the upper Midwest and non-regulated operations throughout the United States, including natural gas fueling, solar generation and retail marking of natural gas and electricity.  Prior to becoming CEO at Integrys, Mr. Schott served as its Vice President of External Affairs, responsible for legislative and regulatory affairs and public relations.  Before joining Integrys in 2003, Mr. Schott served in various roles at companies affiliated with Wisconsin Energy Corporation.  Prior to that, Mr. Schott worked for Arthur Andersen for 11 years.  Mr. Schott is a Certified Public Accountant and a member of the American and Wisconsin Institutes of Certified Public Accounts.  Mr. Schott holds a Masters of Business Administration from University of Wisconsin, Milwaukee.

In connection with his appointment as Chief Financial Officer, Mr. Schott entered into an employment agreement with the Company pursuant to which he will receive an annual salary of $215,000 per year and will be issued options covering a total of 360,000 shares of the Company’s common stock that will vest in three equal annual installments.  Mr. Schott will be also eligible to earn an annual cash bonus of up to 20% of his base salary based upon the achievement of objectives, as approved by the Company’s compensation committee.

If the Company terminates Mr. Schott’s employment agreement for any reason other than Cause (as defined in the employment agreement) or Mr. Schott terminates his employment for Good Reason (as defined in the employment agreement) or Mr. Schott dies, Mr. Schott will be entitled to a severance payment equal to three months of his annual base salary as then in effect, and he will be entitled to certain benefits under COBRA.

As a condition of his employment agreement, Mr. Schott entered into a restrictive covenant agreement with the Company.  The restrictive covenant agreement contains, among other terms, covenants prohibiting Mr. Schott from competing with the Company during his employment and at any time during the 24 months following termination for any reason and a requirement for him to keep all confidential information of the Company strictly confidential during his employment and for a period of 24 months after termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnSync, Inc.

Dated: October 19, 2015	By:	/s/ Bradley Hansen
	Name:	Bradley Hansen
	Title:	Chief Executive Officer